AMENDMENT AND ADDENDUM

TO MANUFACTURING, MARKETING AND DISTRIBUTION

AGREEMENT

Banjo Minnow

This is an amendment and addendum to the Agreement previously made and entered into (the "Original Agreement") by and between DIRECT SUCCESS LLC #3 and TRISTAR PRODUCTS, INC. (“Tristar”), which agreement is dated May 11,2005.

1.	Modifications to Original Agreement. The Original Agreement is modified as follows:

a.
Section 1.1.(a). Grant of Rights. Delete the next to the last sentence which says "Tristar agrees to not knowingly sell to any entity whose primary source of revenue is derived through internet advertising and sales except for those who are specifically allowed to do so for Tristar under arrangements satisfactory to Tristar."

b.
Section 1.2. Non-Compete. Delete the following words contained in the next to the last sentence: "and for two years thereafter" and replace the deleted words with the following: "and thereafter for so long as Tristar is selling off its remaining inventory of the Product under Section 9.3 of this Agreement. II

c.	Section 1.5. Quality Control. Delete the entire section.

d.	Section 1.7. Royalties Due to Third Parties.

i.	Delete the third sentence and add the following sentences in lieu thereof:

"Direct Success assigns its rights in and to these contracts to Tristar. Direct Success represents that as of the date of this Agreement, there is no default by any of the parties to the aforesaid contracts. Tristar agrees to provide supporting report documentation and make timely payments of the aforesaid royalties on a monthly basis directly to Banjo Buddies, Inc. and Babe Winkleman, providing copies of the reports to Direct Success, and to pay the royalties due to Script to Screen, Inc. directly to Direct Success who will in turn make the required payments to Script to Screen.

Tristar agrees to pay the royalties due to Banjo Buddies, Inc., Script to Screen, Inc. and Babe Winldeman as stated in separate agreements entered into between such parties and Direct Success, with the modification that for Banjo Buddies the royalty shall be five percent (5%) for all sales of Products and Upsells made on and after January 1,2010 and that for each of calendar years 2010 and 2011 Tristar shall pay to Banjo Buddies a nonrefundable advance in the amount of $250,000.00 on the aforesaid royalties.

Tristar will pay the advance on such royalties for calendar year 2010 by on or before ten days following full execution and delivery of a Settlement Agreement between Banjo Buddies and Tristar with respect to certain litigation between them in the United States District Court for the Southern District of Georgia, Statesboro Division, Case No. CV609~030. Tristar will pay the advance on such royalties for calendar year 201] by on or before January 15, 2011.

All royalties paid, whether made as advances or made on actual sales, shall be considered cumulative during the Term, excluding the sell-off period described in Section 9.3, of this Agreement and may be applied against actual royalties due for sales of the Products and Upsells during the Term. As an example, if in 2010 Tristar sells $4 million of Products and Upsells, Tristar will have owed actual royalties to Banjo Buddies of 5% x $4 million = $200,000, but would have already paid to Banjo Buddies a $250,000 advance, so Tristar would in this example be entitled to carry forward into 2011 the excess advance of $50,000, which when combined with the advance to be made by Tristar for calendar year 2011 would result in Tristar having a credit for royalty advances to Banjo Buddies in the aggregate amount of $300,000 for 2011.

Tristar may extend the Term of this Agreement for six additional months, that is to and through June 30, 2012, by giving to Direct Success and to Banjo Buddies written notice (which may be bye-mail) that it (Tristar) elects to extend the Term. If Tristar does not provide the notice by on or before October 1, 2011, Direct Success or Banjo Buddies may send to Tristar written notice (which also may be by mail) to the attention of Tristar's President, with a copy to Tristar's Chief Financial Officer, stating that Tristar has 5 business days following receipt of the notice in which to provide the notice of Tristar's election to extend the Term of this Agreement and if Tristar does not provide written notice of its election to extend the Term within said 5 business days the election right shall expire and the Term shall end on December 31, 2011, subject to the sell-off period described in Section 9.3. If Tristar elects to extend the Term of this Agreement, Tristar will pay to Banjo Buddies an additional nonrefundable advance in the amount of$125,000.00 on royalties by on or before January 15, 2012.

If Tristar elects not to extend the Term as described above, Tristar shall not place any further purchase orders for Products with the third party product manufacturer from and following the date when Tristar's light to extend the Term has expired, except for any Products or parts required or anticipated to be needed to fulfill Tristar's warranty obligations to consumers.

If Tristar elects not to extend the Term as described above, Tristar shall as soon as possible provide to Banjo Buddies a report on Tristar's inventory of the Products as of October 1, 2011.

As another example, assume that Tristar's sales in calendar year 2010 are $4 million and in calendar year 2011 are again $4 million and that Tristar elects to extend the Term. Tristar would have advanced a total of $625,000 in royalties to Banjo Buddies. As a consequence, Tristar would owe no further royalties to Banjo Buddies until Tristar’s sales for the period January 1,2012 through June 30, 2012 exceed $4.5 million, should that ever occur. To further extend this example, assume that Tristar's sales during the January 1, 2012 through June 30, 2012 period amount only $2 million, and that during the six month sell-off period provided by Section 9.3 of this Agreement Tristar sells an additional $1 million of Products and Upsells. For the six month sell-off period, Tristar will be required to pay monthly royalties to Banjo Buddies which in the aggregate will equal $50,000 by the conclusion of the sell-off period, and for which Tristar may not avail itself of any credit from the previously paid non-refundable advances on royalties.”

i.
Delete the fifth sentence and add the following sentence in lieu thereof: "Tristar agrees to provide supporting report documentation and make timely payments of the aforesaid royalties on a monthly basis directly to the pm1y entitled to the royalty."

e. Section 2.1. Amount of Royalty. Add at the end of the first paragraph: "The royalty to be paid on sales of the Product to customers outside of the United States shall be $2.40/unit. It

f. Section 4.3. Internet Addresses. Delete all except for the last sentence.

g. Section 8. Term. Delete all and insert the following in lieu of the present language:

"Unless sooner terminated in accordance with the provisions of Section 9, this Agreement shall remain in full force and effect through December 31,2011 (the "Term"). Tristar may extend the Term for an additional six months, that is to and through June 30, 2012, if Tristar complies with Section 1.7 of this Agreement."

h. Section 9.3. Limited Sales Rights After Termination. Delete all and insert the following in lieu of the present language:

"Following the expiration or termination of the Manufacturing, Marketing and Distribution Rights granted in Section 1.1 of this Agreement, Tristar shall retain nonexclusive rights to advertise, market, and sell the Products in the same manner as provided for in this Agreement for a period of six months or until it has sold all of its existing inventory and inventory on order of the Product, whichever is sooner. During the aforesaid sell-off period, Tristar will offer to sell inventory it does not need to fulfill anticipated orders to Banjo Buddies at Tristar's cost plus the cost of shipping from Tristar to Banjo Buddies."

i.	Section 10. Insurance. Delete the last sentence.

2. No Other Changes to Original Agreement. In all other respects, the Original Agreement shall remain the same, including but not limited to the Royalties owed by Tristar to Direct Success.

3. Counterparts; Facsimiles. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same Agreement. This Agreement may be executed and delivered by electronic facsimile (including pdf) transmission with the same force and effect as if it were executed and delivered by the parties simultaneously in the presence of one another, and signatures on a facsimile copy hereof shall be deemed authorized original signatures.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date last signed below.

TRISTAR PRODUCTS, INC. /s/ Steven Sowers	DIRECT SUCCESS LLC #3 By: Direct Success, Inc. Managing Member
By: Steven Sowers	By: /s/ Kurt Cockrum
Date: 2/26/10	Date: 2/26/10
AGREED: BANGO BUDDIES, INC.
By: /s/ Vee Hockmeyer
Date: 2/26/10